UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2011 (January 23, 2011)

Behringer Harvard Short-Term Opportunity Fund I LP
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51291	71-0897614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1620
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04                      Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

    Behringer Harvard Quorum I LP (“Borrower”), a wholly-owned subsidiary of Behringer Harvard Short-Term Opportunity Fund I LP (which may be referred to herein as the “Registrant,” “we,” “our,” or “us”), is currently the borrower under a loan agreement with Sterling Bank (“Lender”), whereby the Borrower borrowed $10 million (“Loan Agreement”), which is secured by a deed of trust on a seven-story office building owned by the Borrower containing approximately 133,800 rentable square feet, parking garage and nine-lane drive-thru bank facility, located on approximately 3.9 acres of land (“Quorum Property”) in Addison, Texas, a suburb of Dallas, Texas.  While the Borrower has been in negotiations with Lender to restructure the Loan Agreement, the $10 million principal balance of the Loan Agreement, together with all accrued but unpaid interest, matured on January 23, 2011.  The Borrower did not pay the balance on January 23, which constitutes an event of default under the Loan Agreement.  As a result, past due amounts under the Loan Agreement may bear interest at up to 18% per annum during the default period.  We have remained and continue to remain current on payments due under the Loan Agreement.  We continue to negotiate  with the Lender, but there are no assurances that we will be successful in our negotiations to obtain a waiver of the default or extend the loan agreement.

In addition to the deed of trust securing the Quorum Property, the Registrant has guaranteed full repayment of the obligation under the Loan Agreement in the event that, among other things, the Borrower becomes insolvent or enters into bankruptcy proceedings.  In the event that the lender demanded immediate payment of the entire loan balance, we would have to evaluate all available alternatives, including transferring legal possession of the Quorum Property to the Lender under the deed of trust, as the Loan Agreement is recourse to us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

	By:	Behringer Harvard Advisors II LP,
Co-General Partner

Dated: January 27, 2011		By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer